Exhibit 5.1

September 17, 2013

PVR Partners, L.P.

Three Radnor Corporate Center, Suite 301

100 Matsonford Road

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel for PVR Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of up to 6,325,000 common units representing limited partner interests in the Partnership (including an option to purchase up to an additional 825,000 common units (together, the “Offered Units”) pursuant to an underwriting agreement, dated September 13, 2013 (the “Underwriting Agreement”), among the Partnership, PVR GP, LLC (the “General Partner”), PVR Finco LLC (“PVR Finco”) and Barclays Capital Inc., as the underwriter (the “Underwriter”).

The Offered Units were offered and sold pursuant to a prospectus supplement, dated September 13, 2013 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on September 13, 2013, to a base prospectus dated April 5, 2013 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), constituting a part of a Registration Statement on Form S-3 (Registration No. 333- 187757), which became automatically effective upon its filing with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on April 5, 2013 (the “Registration Statement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of limited partnership or formation (as the case may be) and the limited partnership or limited liability company agreements (as the case may be) of the Partnership, the General Partner, which is the sole general partner of the Partnership, and PVR Finco, (ii) certain resolutions adopted by the Board of Directors of the General Partner relating to the registration of the Offered Units and related matters and to the proposed offering, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the General Partner, (iv) the Registration Statement, (v) the Prospectus and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Tokyo Washington	666 Fifth Avenue, 26th Floor, New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

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In connection with this opinion, we have assumed, without independent verification, that (i) all documents submitted to us as originals are authentic, all documents submitted conform to the originals of those documents and that all documents submitted to us as drafts of documents to be executed will conform to the documents when executed; (ii) the signatures on all documents examined by us are genuine; (iii) each natural person signing any document reviewed by us had the legal capacity or competence to do so; (iv) each person or entity signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (v) parties other than the Partnership, the General Partner and PVR Finco that have executed any document had the corporate or other power to enter into, and perform all obligations under, any such document; and (vi) all Offered Units will be issued and sold in the manner stated in the Prospectus and the Underwriting Agreement.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Offered Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectus Supplement and the Prospectus.

The opinions expressed herein are limited exclusively to the Delaware Revised Uniform Limited Partnership Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.